Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

VARCA VENTURES, INC.,
a Nevada corporation,

WILDCAT MINING CORPORATION,
a Nevada corporation,

and

STOCKHOLDERS OF
WILDCAT MINING CORPORATION

October 7, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
ARTICLE II THE TRANSACTION	2
2.1. Share Exchange	2
2.2. Effective Date of the Share Exchange	3
2.3. Securities Law Matters	3
ARTICLE III REPRESENTATIONS AND WARRANTIES	3
3.1. Representations and Warranties of the Sellers	3
3.2. Representations and Warranties of the Company	3
3.3. Representations and Warranties of Purchaser	6
ARTICLE IV COVENANTS OF THE PARTIES	11
4.1. Filings with SEC	11
4.2. Brokers or Finders	11
4.3. Purchaser’s Officers and Directors	11
4.4. Stock Redemption	11
4.5. Confidentiality	11
4.6. Further Assurances	11
ARTICLE V CLOSING DELIVERIES	12
5.1. The Closing	12
5.2. Deliveries by Purchaser	12
5.3. Deliveries by the Company and the Sellers	12
ARTICLE VI SURVIVAL OF REPRESENTATIONS	12
ARTICLE VII MISCELLANEOUS	13
7.1. Notices	13
7.2. Assignability and Parties in Interest	13
7.3. Expenses	13
7.4. Governing Law	14
7.5. Counterparts	14
7.6. Headings	14
7.7. Pronouns, Etc	14
7.8. Complete Agreement	14
7.9. Modifications and Amendments	14
7.10. Severability	14

EXHIBITS AND SCHEDULES

Exhibit A – Investment Letter

Schedule 2.1 – Company Share Ownership
Schedule 3.2.4 – Company Real Property Interests
Schedule 3.2.6 – Title to Company Assets
Schedule 3.3.6 – Purchaser Contracts
Schedule 3.3.11 – Purchaser SEC Documents

ii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2011 by and between WILDCAT MINING CORPORATION, a Nevada corporation (the “Company”), the stockholders of the Company, each of whose name is set forth in Schedule 2.1 attached hereto (each a “Seller” and collectively, the “Sellers”) and VARCA VENTURES, INC., a Nevada corporation (“Purchaser”).

R E C I T A L S:

WHEREAS, the Company is authorized to issue 140,000,000 shares of common stock (“Company Shares”), par value $.001 per share, of which 63,215,114 shares are presently issued and outstanding and 10,000,000 shares of preferred stock, par value $.001 per share, of which no shares are presently issued and outstanding;

WHEREAS, Purchaser is authorized to issue 100,000,000 shares of common stock (“Purchaser Shares”), par value $.0001 per share, of which 5,600,000 are presently issued and outstanding and 25,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are presently issued and outstanding;

WHEREAS, the parties hereto desire to effect an exchange of shares of capital stock pursuant to which Purchaser will issue 63,215,114 Purchaser Shares to the Sellers in return for one hundred percent of the issued and outstanding Company Shares (the “Share Exchange”); and

WHEREAS, the parties to this Agreement intend that the Share Exchange will qualify as a transaction described in Section 351 and/or Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties have agreed not to take actions that would cause the Merger not to so qualify.

NOW, THEREFORE, for the reasons set forth hereinabove, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.

“Affiliate” shall mean any entity controlling or controlled by another person, under common control with another person, or controlled by any entity which controls such person.

“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to this Agreement.

“Closing” shall mean the closing of the Transaction at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time.

“Closing Date” shall mean October 7, 2011, or such other date as agreed in writing to by the parties on which the Closing occurs.

“Closing Documents” shall mean the papers, instruments, certificates and documents required to be executed and delivered at the Closing pursuant to this Agreement.

“Encumbrance” shall mean any charge, claim, encumbrance, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership other than:  (a) liens for taxes not yet due and payable; or (b) liens that secure the ownership interests of lessors of equipment.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods.

“Investment Letter” shall mean the investment letter in the form on Exhibit A attached hereto.

“Material Adverse Effect” means any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the designated party.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Taxes” shall include federal, state and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

“Transaction” shall mean the Share Exchange contemplated by this Agreement.

ARTICLE II

THE TRANSACTION

2.1.           Share Exchange.  Subject to the terms and conditions of the Closing Documents, the Sellers hereby agree to transfer and deliver to Purchaser, and Purchaser hereby agrees to accept, 63,215,114 issued and outstanding Company Shares (the “Transferred Company Shares”), in return for the delivery of 63,215,114 newly issued, restricted Purchaser Shares to the Sellers to be distributed pro-rata based on share ownership of the Company as set forth in Schedule 2.1 attached hereto.

2.2.           Effective Date of the Share Exchange.  Upon the Closing, Purchaser and the Company shall cause their respective authorized officer to execute Articles of Exchange in such form as prescribed by the Nevada Secretary of State.  Upon execution by both parties, the Articles of Exchange shall be delivered for filing to the Nevada Secretary of State in accordance with the provisions of Chapter 92A, Nevada Revised Statutes.  The effective date of the Share Exchange shall be the filing of the Articles of Exchange, or such later date as specified in the Articles of Exchange.

2.3.           Securities Law Matters. The parties understand that all Company Shares and Purchaser Shares (the “Exchanged Shares”) to be acquired and delivered to the respective parties pursuant to the terms of this Agreement will not be registered under the Securities Act, but will be transferred in reliance upon exemptions available for private transactions, and that each is relying upon the truth and accuracy of the representations set forth in the Investment Letter signed by each of the respective parties and delivered concurrently with the execution of this Agreement.  Each certificate representing the Exchanged Shares in the name of the Sellers or Purchaser, as applicable, pursuant to the terms of this Agreement shall bear the following, or a substantially similar, legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.           Representations and Warranties of the Sellers.  Each Seller, severally and not jointly, hereby represents and warrants to Purchaser that:

3.1.1.           Title to Transferred Company Shares.  Seller is the lawful beneficial owner and record holder of that number of Transferred Company Shares set forth opposite their name in Schedule 2.1 attached hereto.  Seller holds the Transferred Company Shares free and clear of any Encumbrance of any kind whatsoever.

3.1.2.           Authority to Execute and Perform Agreements.  Each Seller which is a corporation or other type of legal entity is, and on the Closing Date will be, a duly organized and validly existing corporation (or other entity) in good standing under the laws of its state of incorporation (or organization).

3.2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to Purchaser that:

3.2.1.           Organization of the Company; Foreign Qualification.  The Company is duly organized, validly existing, and in good standing under the laws of the state of Nevada and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged.  The Company has the full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and the Closing Documents to which it is a party.  A complete set of the Company’s corporate records, including its Amended and Restated Articles of Incorporation, Bylaws and minutes have been delivered or made available to Purchaser.  The Company is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

3.2.2.           Capitalization; Ownership of Transferred Company Shares.

3.2.2.1.                        The Company has authorized capital stock consisting of 140,000,000 shares of common stock, par value $.001 per share, of which 63,215,114 shares are issued and outstanding and 10,000,000 shares of preferred stock of which no shares are presently issued and outstanding.  All issued and outstanding Company Shares have been validly issued, fully paid, are non-assessable, and were issued in compliance with any preemptive or similar rights and in compliance with applicable federal and state securities laws.  All shares held by the Sellers were legally and validly issued in compliance with appropriate and applicable securities laws.

3.2.2.2.                        The Company does not have any outstanding subscriptions, options, preferred stock, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating the Company to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock.  No persons who are now holders of issued and outstanding Company Shares, and no persons who previously were holders of issued and outstanding Company Shares, are or ever were entitled to preemptive rights other than persons who exercised or waived those rights.

3.2.2.3.                        There is no outstanding vote, plan, pending proposal or right of any person to cause any redemption of issued and outstanding Company Shares. Neither the Company nor any of its Affiliates, is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws.

3.2.2.4.                        The Company is not a party to any agreement, voting trust, proxy or other agreement or understanding of any character, whether written or oral, with any stockholders of the Company with respect to or concerning the purchase, sale or transfer or voting of issued and outstanding Company Shares or any other security of the Company.

3.2.2.5.                        The Company does not have any legal obligations, absolute or contingent, to any other person or entity to sell the assets, or any capital stock or any other security of the Company or any of its subsidiaries or affect any merger, consolidation or other reorganization of the Company or any of its subsidiaries or to enter into any agreement with respect thereto, except pursuant to this Agreement.

3.2.2.6.        The Transferred Company Shares represent all of the issued and outstanding capital stock of the Company.  The Company has not issued stock certificates and there are no valid authorized stock certificates representing the Transferred Company Shares.  Schedule 2.1 attached hereto sets forth the name and number of shares held by the record holders of all of the issued and outstanding capital stock of the Company.

3.2.3.           Subsidiaries.  The Company does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

3.2.4.           Real Property Interests.  The Company does not own any real property or any interest in any real property, except as set forth in Schedule 3.2.4 attached hereto.

3.2.5.           Authority Relative to the Closing Documents; Enforceability.  The Company is not suffering from any legal disability which would: (a) prevent it from executing, delivering or performing its obligations under the Closing Documents or consummating the Transaction; (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification; and (c) require the signature or consent of any third party in connection therewith for the Transaction to be binding and enforceable against the Company and its property.  The Closing Documents have been duly and validly executed and delivered by the Company and each constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights and remedies generally, the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and general principles of equity and to the discretion of the court before which any proceeding therefore may be brought, and the state and federal laws of public policy and how such laws effect the rights of indemnity and contribution (the “Insolvency/Equity Exceptions”).

3.2.6.           Title to Assets.  The Company has good and marketable title free and clear of any Encumbrance in and to all of its assets and properties, except as set forth in Schedule 3.2.6 attached hereto.

3.2.7.           Compliance with Other Instruments; Consents.  Neither the execution of any Closing Document nor the consummation of the Transaction will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of the Company under any provision of its Amended and Restated Articles of Incorporation, Bylaws, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which the Company is bound.

3.2.8.           Litigation.  There are no legal, administrative, arbitration or other proceedings or claims pending against the Company, nor is the Company subject to any existing judgment which might affect the financial condition, business, property or prospects of the Company; nor has the Company received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

3.2.9.             Taxes.  The Company either;: (a) has timely filed with the appropriate taxing authority all Tax and information returns required to have been filed by the Company or (b) has timely filed for any required extensions with regard to such returns.  All Taxes of the Company have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of the Company. The returns were correct when filed.  There are no pending investigations of the Company concerning any Tax returns by any federal, state or local Taxing authority, and there are no federal, state, local or foreign Tax liens upon any of the Company’s assets.

3.2.10.                        Compliance with Law and Government Regulations.   The Company is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting the Company or its properties or the operation of its business. The Company is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

3.2.11.                        Trade Names and Rights    The Company does not own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications.  No person owns any trademark, trademark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of the Company’s business.

3.2.12.                        Accuracy of Financial Statements.  The Company’s audited financial statements (the “Company Financial Statements”) for the fiscal years ended February 28, 2011 and 2010, copies of which have been delivered to Purchaser, are true and complete in all material respects, and have been prepared in accordance with GAAP for the period covered by such statements, and fairly present, in accordance with GAAP, the properties, assets and financial condition of the Company, and results of its operations as of the dates and for the periods covered thereby.  The books and records of the Company fully and fairly reflect in all material respects all of its transactions, properties, assets and liabilities.  The Company represents and warrants that there has been no material adverse change in the financial condition of the Company from that stated in the Company Financial Statements.

3.2.13.                        Full Disclosure.  No representation or warranty of the Company in this Article III contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

3.3.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Sellers and the Company that:

3.3.1.           Organization of Purchaser; Foreign Qualification.  Purchaser is duly organized, validly existing, and in good standing under the laws of the state of Nevada and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged.  Purchaser has the full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and the Closing Documents to which it is a party.  A complete set of Purchaser’s corporate records, including its Articles of Incorporation, Bylaws and minutes have been delivered or made available to the Company and the Sellers.  Purchaser is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

3.3.2.           Capitalization; Ownership of Transferred Shares.

3.3.2.1.                        Purchaser has authorized capital stock consisting of 100,000,000 shares of common stock, par value $.0001 per share, of which 5,600,000 are issued and outstanding (prior to the Share Exchange) and 25,000,000 shares of preferred stock, par value

$.0001 per share, of which no shares are outstanding.  All of the issued and outstanding Purchaser Shares have been validly issued, fully paid, are non-assessable, and were issued in compliance in compliance with applicable federal and state securities laws.

3.3.2.2.                        Purchaser does not have any outstanding subscriptions, options, preferred stock, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Purchaser to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock.  No persons who are now holders of Purchaser’s common stock, and no persons who previously were holders of Purchaser’s common stock, are or ever were entitled to preemptive rights other than persons who exercised or waived those rights.

3.3.2.3.                        There is no outstanding vote, plan, pending proposal or right of any person to cause any redemption of Purchaser’s common stock.  Neither Purchaser nor any of its Affiliates, is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws.  No stockholders of Purchaser have a right to receive dividends and no unpaid dividends are due and owing with regard to Purchaser’s capital stock.

3.3.2.4.                        The Purchaser Shares to be issued to the Sellers pursuant to the Share Exchange shall be validly issued from Purchaser’s authorized and unissued common stock.

3.3.3.           Subsidiaries.  Purchaser does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

3.3.4.           Real Estate.  Purchaser does not own any real estate or any interest in any real estate, except as disclosed in the SEC Documents.

3.3.5.           Authority Relative to the Closing Documents; Enforceability.  Purchaser is not suffering from any legal disability which would: (a) prevent it from executing, delivering or performing its obligations under the Closing Documents or consummating the Transaction; (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification; and (c) require the signature or consent of any third party in connection therewith for the Transaction to be binding and enforceable against Purchaser and its property.  Purchaser has and on the Closing Date will have the power and authority to enter into this Agreement and the Closing Documents and to consummate the transactions contemplated hereby and thereby.  Purchaser has or will have prior to the Closing Date approved this Agreement and the transactions contemplated hereby by appropriate corporate action.  This Agreement and the Closing Documents have been duly and validly executed and delivered and each constitutes the legal, valid and binding obligation, enforceable against Purchaser in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

3.3.6.           Contracts.  Purchaser has no agreements, contracts or commitments to which it is a party, except as set forth in Schedule 3.3.6 attached hereto.  Purchaser represents and warrants that all of the contracts set forth in Schedule 3.3.6 attached hereto are terminable unilaterally by Purchaser without penalty, restriction or continuing liability to Purchaser or have already been properly terminated as of the Closing Date.

3.3.7.           Labor Matters.  There are presently no employment or consulting contracts with, or covenants against competition by, any present or former employees of Purchaser.  Purchaser has no employees other than its sole officer.

3.3.8.           Compliance with Other Instruments; Consents.  Neither the execution of this Agreement or any Closing Document nor the consummation of the Transaction will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of Purchaser under any provision of the Articles of Incorporation, Bylaws, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, law, regulation or any other restriction of any kind or character to which Purchaser is bound.  Neither the execution and delivery of this Agreement or any Closing Document nor the consummation of the Transaction contemplated by this Agreement, requires the consent of any governmental or administrative agency or any other person not a party hereto.

3.3.9.           Financial Statements. Purchaser’s audited financial statements (the “Purchaser Financial Statements”) for the fiscal years ended March 31, 2011 and 2010, and the unaudited quarterly financial statements for the three month period ended June 30, 2011, copies of which have been delivered to the Company, are true and complete in all material respects, and have been prepared in accordance with GAAP for the period covered by such statements, and fairly present, in accordance with GAAP, the properties, assets and financial condition of Purchaser, and results of its operations as of the dates and for the periods covered thereby.  Except as may be disclosed in the SEC Documents, there has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of Purchaser, taken as a whole, from that reflected in the Purchaser Financial Statements.  As of the Closing Date, Purchaser will not have any debts, liabilities (including tax liabilities) or obligations or claims of any nature, whether accrued, absolute, un-matured, contingent, or otherwise, whether due or to become due.  There are, and will be as of the Closing Date, no accounts payable and no liabilities owed by Purchaser.

3.3.10.                      Litigation.  There are no legal, administrative, arbitration or other proceedings or claims pending against Purchaser, nor is Purchaser subject to any existing judgment which might affect the financial condition, business, property or prospects of Purchaser; nor has Purchaser received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

3.3.11.                      SEC Documents.  Purchaser has furnished or made available to the Company and the Sellers a true and complete copy of each report, schedule, registration statement and proxy statement filed by Purchaser with the SEC since the inception of Purchaser (as such documents have since the time of their filing been amended, the “SEC Documents”), a list of which is set forth in Schedule 3.3.11 attached hereto.  Purchaser has filed with the SEC all documents required to have been filed pursuant to the Securities Act and the Exchange Act.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the

Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.3.12.                      Taxes.  Purchaser either: (a) has timely filed with the appropriate taxing authority all Tax and information returns required to have been filed by Purchaser; or (b) has timely filed for any required extensions with regard to such returns.  All Taxes of Purchaser have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of Purchaser.  The returns were correct when filed.  There are no pending investigations of Purchaser concerning any Tax returns by any federal, state or local Taxing authority, and there are no federal, state, local or foreign Tax liens upon any of Purchaser’s assets.

3.3.13.                      Compliance with Law and Government Regulations.  Purchaser is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting Purchaser or its properties or the operation of its business.  Purchaser is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

3.3.14.                      Trade Names and Rights.  Purchaser does not use any trademark, service mark, trade name, or copyright in its business, nor does it own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications.  No person owns any trademark, trademark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Purchaser’s business.  Purchaser is not infringing upon any intellectual property right of any person.

3.3.15.                      Investment Company Act.  Purchaser is not, and upon completion of the Transaction will not be, subject to registration as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

3.3.16.                      Affiliated Transactions.  There are no loans, leases or other contracts outstanding between Purchaser and any officer or director of Purchaser or any person related to any officer or director of Purchaser.

3.3.17.                      Sanctions.  During the past five year period, no officer or director of Purchaser has been the subject of:

3.3.17.1.                      a petition under the federal bankruptcy laws or any other insolvency or creditor’s rights laws, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing or such appointment, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing or appointment;

3.3.17.2.                      a conviction in a criminal proceeding or a named subject of a pending criminal proceeding;

3.3.17.3.                      any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:  acting as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activities; engaging in any type of business activity; and engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation or federal, state or other securities laws or other laws.

3.3.17.4.                      any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in Section 3.3.17.3 above, or to be associated with persons engaged in any such activity.

3.3.17.5.                      a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed.

3.3.18.                      Purchaser Representation. Purchaser has not taken and will not take and no officer, stockholder or director has taken, directly or indirectly, any action designed to, or which has constituted, or which might reasonably be expected to, cause or result in any violations of federal or state securities laws.

3.3.19.                      Employee Benefit Plans.  Purchaser has no pension plan, profit sharing plan, stock option plan or similar employee benefit plan.

3.3.20.                      Broker’s Fees.  Purchaser nor any of its officers or directors has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any the Transaction.

3.3.21.                      Questionable Payments.  Neither Purchaser, not any current or former stockholder, director or officer of Purchaser, has: (a) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) made any false or fictitious entries on Purchasers books and records; (d) made any bribe, rebate, payoff, kickback, influence payment or otherwise on behalf of Purchaser; or (e) made any favor or gift that is not deductible for federal income tax purposes using corporate funds on behalf of Purchaser.

3.3.22.                      Blank Check Company Status.  Purchaser is not a “blank check company” as defined in the Securities Act, and, accordingly, is not required to comply with Section 7(b) of the Securities Act or Regulation 410 promulgated under the Securities Act.

3.3.23.                      OTCBB Listing.  The Purchaser Shares are approved for trading on the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc (the “OTCBB”) under the symbol “VRCV” and Purchaser is in compliance in all material respects with all rules and regulations of the OTCBB applicable to it and the Purchaser Shares.  There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser by Nasdaq Stock Market, Inc. or the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by such entities to prohibit trading of any such securities on the OTCBB.

3.3.24.                      Full Disclosure.  No representation or warranty of Purchaser in this Article III contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1.           Filings with SEC.  On the closing Date, or as soon as practicable thereafter,  Purchaser shall file with the SEC an Information Statement on Schedule 14F-1 or such other documents as may be required, disclosing the anticipated resignation of the current director and appointment of the anticipated new directors as provided herein, in a form that will satisfy the requirements of law.  The parties agree to cooperate in the preparation and filing of such report or any other filings to be filed with the SEC.  Further, the Company will file the Form 10-Q on behalf of Purchaser for the period ended September 30, 2011, including payment of all costs associated with such filing.

4.2.           Brokers or Finders.  Each party agrees to hold the others harmless and to indemnify them against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder’s fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transaction.

4.3.           Purchaser’s Officers and Directors. On the Closing Date, Purchaser shall execute a written action in lieu of a meeting of the Board of Directors: (a) appointing Roger Tichenor, Randall Oser, James Cerna and James M. Clements as directors of Purchaser, effective on the Closing Date; (b) accepting the resignation of Nadeem Lila (“Lila”) as an officer and director of Purchaser, effective on the Closing Date; and (c) appointing new officers of Purchaser, effective on the Closing Date, as follows:  Roger Tichenor as Chief Executive Officer; Randall Oser as President; Paul Serluco as Chief Financial Officer and Treasurer; and Torii Goar as Secretary.

4.4.           Stock Redemption.    Prior to the Closing Date, the Company shall have redeemed and cancelled eight million (8,000,000) issued and outstanding Purchaser Shares from Lila.

4.5.           Confidentiality

4.5.1.  All information furnished by Purchaser to the Company and by the Company to Purchaser pursuant hereto shall be treated as the sole property of the furnishing party and, if the Share Exchange shall not occur, the receiving party shall return to the furnishing party, all information, documents (in whatever form including electronic) or other materials containing reflecting or referring to such information, shall use best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose.  The obligation to keep such information confidential shall not apply to: (a) any information which: the receiving party can establish was already in it possession prior to the disclosure thereof by the furnishing party, that was then generally know in the public domain, became known to the public through no fault of the party receiving the information; or was disclosed to the receiving party by a third party not bound by an obligation of confidentiality; or (b) disclosures in accordance with an order of a court of competent jurisdiction.

4.6.           Further Assurances.  In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take such necessary action, including responding to SEC comments on any filings made with the SEC and working diligently to have all comments cleared by the SEC.

ARTICLE V

CLOSING DELIVERIES

5.1.           The Closing.  The Closing shall take place on the Closing Date (unless such date is extended by the mutual agreement of the parties) at such location as agreed to by the parties.  Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Company and Purchaser, provided such undertakings are satisfactory to each party’s respective legal counsel.

5.2.           Deliveries by Purchaser.  Purchaser hereby agrees to deliver, or cause to be delivered, to the Company and the Sellers the following items on or before the Closing:

5.2.1.           Board Approval. A copy of the written action in lieu of a meeting of the Board of Directors of Purchaser approving the Transaction and the terms of this Agreement, including the actions set forth in Section 4.3.

5.2.2.           Resignation.  A copy of the resignation of the existing officer and director of Purchaser, to be effective on the Closing Date.

5.2.3.           Transfer Agent Direction.  A direction of Purchaser to its transfer agent to register, and issue stock certificates representing, the Purchaser Shares issued in connection with the Transaction in the names of the Sellers and in the amounts set forth in Schedule 2.1 attached hereto.

5.2.4.           Investment Letter. The Investment Letter, executed by Purchaser.

5.3.           Deliveries by the Company and the Sellers.  The Company and the Sellers hereby agree to deliver to Purchaser the following items on or before the Closing:

5.3.1.           Board Approval. A copy of the resolutions, certified by an officer of the Company, or copy of the written action in lieu of a meeting, of the Board of Directors of the Company approving the Transaction and the terms of this Agreement.

5.3.2.           Investment Letter. The Investment Letter, executed by each of the Sellers.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS

The representations and warranties of the Company, the Sellers and Purchaser contained herein or in any document furnished pursuant hereto shall survive the Closing of the Transaction for a period of one year following the Closing.  Each party acknowledges and agrees that, except as expressly set forth in this Agreement or any Closing Document, no party has made (and no party is relying on) any representation or warranties of any nature, express or implied, regarding any or relating to any of the transactions contemplated by this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1.           Notices.  Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given:  (a) when hand delivered to the other party; (b) upon receipt, when sent via email delivery of a ".pdf" format data file to the appropriate party at the email address set forth below; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed.  A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 11.1, by giving the other party written notice of the new address in the manner set forth above.

If to Purchaser:	Varca Ventures, Inc. 23 Kincora Grove, NW Calgary, Alberta, Canada T3R OA4 Attention: Nadeem Lia Email: boga@shawbiz.ca
with a copy (which shall not constitute notice) to:	Synergy Law Group, LLC 730 West Randolph Street, 6th Floor Chicago, IL 60661 Attention: Kristen Baracy, Esq. Email: kbaracy@synergylawgroup.com
If to the Company:	Wildcat Mining Corporation 1630 Ringling Blvd. Sarasota, FL 34236 Attention: Roger Tichenor Email: L2change@aol.com
with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 5100 Town Center Circle, Suite 400 Boca Raton, FL 33486 Attention: Jeffery Bahnsen, Esq. Email: Bahnsenj@gtlaw.com

7.2.           Assignability and Parties in Interest.  This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.  Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

7.3.           Expenses.  Each party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the consummation of the Transaction, including the negotiation and preparation of this Agreement and the Closing Documents.

7.4.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada. Each of the parties hereto consents to the personal jurisdiction of the federal and state courts located in Las Vegas, Nevada in connection with any action arising under or brought with respect to this Agreement.

7.5.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.  A facsimile or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.

7.6.           Headings.  The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

7.7.           Pronouns, Etc.  Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires.  The word “and” includes the word “or”.  The word “or” is disjunctive but not necessarily exclusive.

7.8.           Complete Agreement.  This Agreement, the Schedules and Exhibits hereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.

7.9.           Modifications and Amendments.  This Agreement shall not be modified or amended except by a writing signed by each of the Company, the Sellers and Purchaser; provided, however,  this Agreement may be modified or amended by a writing signed only by the Company and Purchaser and without approval of the Sellers if the modification or amendment does not: (a) alter or change the manner or basis of exchanging the Exchanged Shares; or (b) alter or change any of the terms and conditions of this Agreement in a manner that adversely affects the Sellers.

7.10.           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party hereto.  Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transaction are consummated to the extent possible.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the day and year first above written.

VARCA VENTURES, INC., a Nevada corporation By: /s/ Nadeem Lila Nadeem Lila President
WILDCAT MINING CORPORATION, a Nevada corporation By: /s/ Roger Tichenor Roger Tichenor Chief Executive Officer

/s/ Randall Oser	/s/ Robert Stolker
Randall Oser	Robert Stolker

/s/ Jared Kaban	/s/ Marc Rock
Jared Kaban	Marc Rock

/s/ Harry C. Stone II	/s/ Harold L. Libby
Harry C. Stone II	Harold L. Libby

/s/ Steve Guarino	/s/ Kathleen Guarino
Steve Guarino JTWROS	Kathleen Guarino JTWROS

/s/ Brian Koontz	/s/ James M. Clements
Brian Koontz	James M. Clements

/s/ Ray Godfrey	/s/ Melinda Lee Guy
Ray Godfrey	Melinda Lee Guy

/s/ James Cerna Jr.	/s/ Rolland Othick
James Cerna Jr.	Rolland Othick

/s/ Roger Tichenor	/s/ Samantha Tichenor
Roger Tichenor JTWROS	Samantha Tichenor JTWROS

/s/ Cynthia Rosenberg	/s/ Robert L. Koontz
Cynthia Rosenberg	Robert L. Koontz

/s/ Scott Williams	/s/ Steven Denstman
Scott Williams	Steven Denstman

/s/ Glenn Hostetler	/s/ Martha Hostetler
Glenn Hostetler JTWROS	Martha Hostetler JTWROS

/s/ Stan G. Horowitz	/s/ Louis Schiliro
Stan G. Horowitz	Louis Schiliro

/s/ Philip Berkeley	/s/ Lawrence Berkeley
Philip Berkeley	Lawrence Berkeley

/s/ Robert Callaghan	/s/ Jonathan Tanzman
Robert Callaghan	Jonathan Tanzman

[Stockholder Signature Page to Share Exchange Agreement]

OLD IDAHO PROPERTIES, LLC	RAT INVESTMENT HOLDINGS, LP

By: /s/ Aaron J. Taylor	By: /s/ Roger Tichenor
Aaron J. Taylor, Manager/Member	Roger Tichenor, General Partner

PHOENIX CAPITAL OPPORTUNITY FUND, LP	SIESTA WILDCAT MINING, LLC
By: /s/ Scott Williams
By: PCOF PARTNERS, LLC, as its general partner	Scott Williams, as its manager

By: /s/ Roger Tichenor	CARL S. CANNOVA LLC REV. TRUST
Roger Tichenor, as its manager
By: /s/ Carl S. Cannova
By: /s/ David Rosenberg	Carl S. Cannova, as its trustee
David Rosenberg, as its manager

ON PURPOSE WILDCAT MINING, LLC	ACQUA VENTURES, INC.

By: /s/ Harris Williams	By: /s/ Cody J. Corrubia
Harris Williams, as its manager	Name: Cody J. Corrubia
Title: Director

AE INVESTMENTS LLC	STANLEY B. KANE REVOCABLE TRUST

By: /s/ M. Adam Vega	By: /s/ Stanley B. Kane
Name: M. Adam Vega	Stanley B. Kane, as its trustee
Title: Principal

JEROME F. MEYER TRUST	BJI FINANCIAL GROUP INC.

By: /s/ Jerome F. Meyer	By: /s/ Brian Walsh
Jerome F. Meyer, as its trustee	Brian Walsh, as its president

By: /s/ Dominick Viesta	By: /s/ Dana Kaban
Dominick Viesta	Dana Kaban

The James J. Cerna Jr. Rev Trust U/A/D 2/12/2000

By: /s/ James J. Cerna	By: /s/ Anthony Ira Cerna
James J. Cerna, as its trustee	Anthony Ira Cerna

[Stockholder Signature Page to Share Exchange Agreement]

EXHIBIT A

INVESTMENT LETTER

____________

____________

Dear Sir:

In connection with the transfer of __________ shares of common stock (the “Shares”) of _______________ (the “Company”) to the undersigned ______________________(the “Stockholder”) pursuant to a Share Exchange Agreement dated October 7, 2011 (the “Share Exchange Agreement”), the Stockholder hereby makes the following acknowledgments, representations and warranties to the Company:

1.           Investment Intent.  The Stockholder is acquiring the Shares for investment solely for his/her/its own account and not with a present view to any distribution, transfer or resale to others, including any “distribution” within the meaning of Securities Act of 1933, as amended, (the “Securities Act”). The Stockholder understands that the Shares have not and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of his/her/its representations made herein.

2.           Financial Ability.  The Stockholder is financially able to bear the economic risks of an investment in the Company and has no need for liquidity in this investment.  Furthermore, the financial capacity of the Stockholder is of such a proportion that the total cost of the Stockholder’s commitment is not material when compared with his/her/its total committed capital.  The Stockholder is financially able to suffer a complete loss of this investment.

3.           Experience.  The Stockholder has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, and protecting his/her/its own interests in connection with, the acquisition of the Shares.

4.           Review of Information and Financial Statements.  The Stockholder has had the opportunity to review all filings made by the Company with the United States Securities and Exchange Commission (“SEC”), as disclosed in the Share Exchange Agreement and available at the SEC’s web site at www.sec.gov.

5.           No Public Market.  The Stockholder understands that no public market now exists for any of the securities of the Company and that the Company has made no assurances that any public market will ever exist for the Company’s securities.

6.           Restricted Legend.  The Stockholder acknowledges that certificates representing the Shares will bear a legend substantially as follows:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION.

7.           Stock Transfer.  The Stockholder is aware that stop-transfer instructions will be given to the transfer agent of the common stock of the Company to prevent any unauthorized or illegal transfer of the Shares.

8.           Reliance for Exemptions.  The Stockholder understands that the Shares are being transferred to him/her/it pursuant to exemptions from the registration requirements of federal and applicable state securities laws and acknowledges that he/she/it is relying upon the investment and other representations made herein as the basis for such exemptions.

9.           Accuracy of Purchaser Representations.  The Stockholder represents that the information and representations contained in this letter are true, correct and complete.

Dated:  October __, 2011

STOCKHOLDER

Name: ________________

SCHEDULE 2.1

COMPANY SHARE OWNERSHIP

Stockholder	Company No. of Shares	Percentage	Purchaser No. of Shares
Randall Oser	2,626,335	4.15%	2,626,335
Robert Stolker	560,892	0.89%	560,892
Jared Kaban	3,294,984	5.21%	3,294,984
Marc Rock	1,986,272	3.14%	1,986,272
Old Idaho Properties, LLC	479,278	0.76%	479,278
RAT Investment Holdings, LP	5,260,599	8.32%	5,260,599
Phoenix Capital Opp. Fund, LP	4,709,107	7.45%	4,709,107
Harry C. Stone II	301,049	0.48%	301,049
Siesta Wildcat Mining, LLC	7,288,234	11.53%	7,288,234
Harold L. Libby	1,369,919	2.17%	1,369,919
On Purpose Wildcat Mining, LLC	6,623,043	10.48%	6,623,043
Steve & Kathleen Guarino JTWROS	1,218,293	1.93%	1,218,293
Robert L. Koontz	466,474	0.74%	466,474
Brian Koontz	466,474	0.74%	466,474
Carl S. Cannova LLC Rev. Trust	1,203,253	1.90%	1,203,253
James M. Clements	12,330,740	19.51%	12,330,740
Ray Godfrey	3,375,000	5.34%	3,375,000
Melinda Lee Guy	421,875	0.67%	421,875
AE Investments LLC	750,000	1.19%	750,000
James J. Cerna Jr.	1,467,810	2.32%	1,467,810
Acqua Ventures, Inc	400,000	0.63%	400,000
Anthony Ira Cerna	400,000	0.63%	400,000
The James J. Cerna Jr. Rev. Trust U/A/D 2/12/2000	3,298,815	5.22%	3,298,815
Rolland Othick	300,000	0.47%	300,000
Roger & Samantha Tichenor JTWROS	250,000	0.40%	250,000
Scott Williams	600,000	0.95%	600,000
Cynthia Rosenberg	425,000	0.67%	425,000
Glenn & Martha Hostetler	25,000	0.04%	25,000
Jerome F. Meyer Trust	25,000	0.04%	25,000
Steven Denstman	25,000	0.04%	25,000
Stan G. Horowitz	166,667	0.26%	166,667
Philip Berkeley	166,667	0.26%	166,667
Lawrence Berkeley	100,000	0.16%	100,000
Louis Schiliro	166,667	0.26%	166,667
Stanely B. Kane Revocable Trust	166,667	0.26%	166,667
Robert Callaghan	100,000	0.16%	100,000
Jonathan Tanzman	100,000	0.16%	100,000
BJI Financial Group Inc.	100,000	0.16%	100,000
Dominick Viesta	100,000	0.16%	100,000
Dana Kaban	100,000	0.16%	100,000
Total Shares	63,215,114	100.00%	63,215,114

SCHEDULE 3.2.4

COMPANY REAL PROPERTY INTERESTS

All of the following described lode mining claims (collectively, “Mining Claims”) situate, lying and being in the California Mining District, La Plata County, Colorado, to-wit:

NAME OF CLAIM (Patented Lode)	PATENT U.S. SURVEY NUMBER
Idaho Millsite	18320
Idaho Millsite No. 1	18321
Idaho Millsite No. 2	18321
Alpine	18321
Lord Kitchener	17108
Hartford	17108
Gertrude	16616
Good Hope	17124
Sunrise	17124
Cathryn	16616
Midnight	19646
Helen	19515
Midnight No. 2	19646
Pay Day	19516 “A”
Pay Day Millsite	19516 “B”

SCHEDULE 3.2.6

TITLE TO COMPANY ASSETS

The Mining Claims described in Schedule 3.2.4 are encumbered as follows:

1.           A Deed of Trust dated November 27, 2006, from James M. Clements (“Clements”) to the Public Trustee of La Plata County, Colorado (the “County”), for the benefit of Old Idaho Properties, LLC, (“Lender”); recorded November 29, 2006, at Reception Number 947034, of the real estate records of the County (the “Deed of Trust”), securing the repayment of a Promissory Note (the “Note”) in the principal sum of $425,000 payable to the order of Lender.  The Note and Deed of Trust were amended in connection with the conveyance of the Mining Claims from Clements to the Company pursuant to a Modification of Promissory Note and Deed of Trust recorded February 24, 2011 at Reception Number 1027314 of the real estate records of the County.

2.           A Subordinated Deed of Trust dated March 21, 2011, from the Company to the Public Trustee of the County, for the benefit of Anthony Garavuso, Luigi and Tomasina Panicola, and  Sotirios and Szilvia Darabukas (collectively, the “Subordinated Lenders”); recorded March 25, 2011, at Reception Number 1028578, of the real estate records of the County, securing the repayment of promissory notes in the aggregate principal sum of $160,000 payable to the order of the Subordinated Lenders.

3.           A non-exclusive Easement; recorded February 24, 2011, at Reception Number 1027315, of the real estate records of the County, granted to Aaron J. Taylor and Sharon R. Taylor (“Grantees”) to access and use the real property associated with the Mining Claims for hunting, fishing, hiking, picnicking, and similar outdoor activities, to the extent all such activities are legal and do not interfere with the Company’s business operations.  The terms, covenants and provisions of the easement run with and burden the property and be binding upon the successor and assigns of the Company if any, and/or all of its interests in the property until the easement expires upon the fifth anniversary of the date of death of the last surviving Grantees.

4.           A Perpetual, Non-Participating Production Royalty; recorded February 24, 2011, at Reception Number 1027316, of the real estate records of the County, granted to Grantees on all of the minerals of every kind and character whatsoever produced from the Mining Claims, equal to 7% of the net proceeds from the sale of the minerals in raw form, before any processing or beneficiation, and 3.5% of the net proceeds from the sale to a smelter or other processing facility.

SCHEDULE 3.3.6

PURCHASER CONTRACTS

1.
Agreement with Empire Stock Transfer, Inc. pursuant to which Varca Ventures, Inc. has prepaid $2,000 of expenses to Empire for EDGAR and XBRL filings (contract covers: XBRL for your annual period covering (1) 6/30/2011 10Q financials, (2)  9/30/2011 10Q, (3) 12/31/2011 10Q, and (4) the 3/31/2012 10-K).

2.	Outstanding invoice for $650 that covers the annual maintenance fee for Empire Stock Transfer. This covers the period from September 1, 2011 to August 31, 2012.

SCHEDULE 3.3.11

PURCHASER SEC DOCUMENTS

Filing	Date of Filing
Post Effective Amend No. 1	September 16, 2011
to Form S-1

Form 8-K	August 29, 2011

Form 10-Q	August 2, 2011

Form 8-K	July 22, 2011

Form 10-K	April 27, 2011

Form 10-Q	January 25, 2011

Form 10-Q	October 18, 2010

Form 424B3	August 6, 2010

Amendment No. 3 to Form S-1	July 26, 2010

Amendment No. 2 to Form S-1	June 29, 2010

Amendment No. 1 to Form S-1	June 8, 2010

Form S-1	May 5, 2010